Exhibit 99.1

LYDALL ADJUSTS FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

MANCHESTER, CT – November 6, 2007 — LYDALL, INC. (NYSE: LDL) today announced that its net income for the quarter ended September 30, 2007 was $1.9 million, or $.12 per basic share and $.11 per diluted share, and net income year-to-date was $6.7 million, or $.41 per basic and diluted share. The Company previously announced, in a press release on October 26, 2007, that net income for the quarter ended September 30, 2007 was $1.7 million, or $.11 per basic and diluted share, and net income year-to-date was $6.5 million, or $.40 per basic and diluted share. The previously announced financial results were impacted by an adjustment to a current liability and cost of sales, which occurred subsequent to the Company’s previous earnings announcement. Due to rounding, diluted earnings per share was unchanged for the quarter ended September 30, 2007 as compared to the previously announced financial results.

Gross margin as a percent of net sales for the third quarter of 2007 was 21.5 percent compared to 21.2 percent previously announced.

Operating income for the Thermal/Acoustical segment increased by $0.5 million for the current quarter compared with the third quarter of 2006. The Company previously announced an increase of $0.2 million in operating income for the Thermal/Acoustical segment.

Updated summary information is attached.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s 2007 year-to-date net sales, dependence on large customers, pricing pressures from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and filtration/separation products and copper used in active thermal products. In addition, increases in energy pricing, inherent risks at international operations, expansion into new geographic regions, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	2 of 3	November 6, 2007

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$81,567	$80,124	$253,036	$245,757
Cost of sales	64,055	62,498	197,285	191,353

Gross margin	17,512	17,626	55,751	54,404
Selling, product development and administrative expenses	13,410	13,570	43,771	42,536

Operating income	4,102	4,056	11,980	11,868
Interest expense	131	261	352	1,138
Other income, net	(76)	(24)	(48)	(41)

Income before income taxes	4,047	3,819	11,676	10,771
Income tax expense	2,157	101	4,989	2,668

Net income	$1,890	$3,718	$6,687	$8,103

Basic earnings per common share	$0.12	$0.23	$0.41	$0.50
Diluted earnings per common share	$0.11	$0.23	$0.41	$0.50
Weighted average common shares outstanding	16,354	16,168	16,267	16,148
Weighted average common shares and equivalents outstanding	16,447	16,209	16,488	16,199

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales
Thermal/Acoustical	$54,057	$54,144	$169,833	$167,771
Filtration/Separation	20,910	18,870	61,961	55,751
Other Products and Services	7,079	7,733	23,012	24,116
Reconciling Items	(479)	(623)	(1,770)	(1,881)

Consolidated Totals	$81,567	$80,124	$253,036	$245,757

Operating Income
Thermal/Acoustical	$5,334	$4,874	$15,837	$17,752
Filtration/Separation	1,954	1,971	7,010	3,772
Other Products and Services	470	697	1,482	2,296
Corporate Office Expenses	(3,656)	(3,486)	(12,349)	(11,952)

Consolidated Totals	$4,102	$4,056	$11,980	$11,868

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Lydall, Inc. News Release	3 of 3	November 6, 2007

Financial Position

In thousands except ratio data

(Unaudited)

	September 30, 2007	December 31, 2006

Cash and cash equivalents	$9,742	$6,402
Working capital	$64,425	$50,610
Total debt	$9,971	$10,106
Stockholders’ equity	$175,210	$161,217
Total capitalization	$185,181	$171,323
Current ratio	2.45	2.16
Total debt to total capitalization	5.4%	5.9%

Cash Flows
In thousands (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$9,569	$10,517	$10,223	$25,004
Net cash used for investing activities	$(3,479)	$(3,467)	$(8,780)	$(7,496)
Net cash (used for) provided by financing activities	$(2,399)	$(8,475)	$1,564	$(18,384)
Depreciation and amortization	$3,804	$3,797	$11,411	$11,729
Capital expenditures	$3,479	$3,467	$8,780	$7,496

Common Stock Data
Quarter Ended September, 30

	2007	2006
High	$15.50	$9.35
Low	$8.68	$8.08
Close	$9.28	$8.90

During the third quarter of 2007, 6,397,100 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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